Exhibit 99.1

Genzyme Receives Notice of Icahn Partners’ Nomination of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 22, 2010--Genzyme Corporation (NASDAQ: GENZ), a diversified, global biotechnology company, announced today that it has received notice from Icahn Partners LP and certain of its affiliates of their intention to nominate four individuals to Genzyme’s board of directors at the company's 2010 annual meeting of shareholders. They are Mr. Carl C. Icahn, Dr. Steven Burakoff, Dr. Alexander J. Denner and Dr. Richard Mulligan.

The Nominating and Governance Committee of Genzyme’s board will evaluate the nominees and make a recommendation that is in the best interests of all of the company’s shareholders. Genzyme’s board consists of nine directors, all of whom are up for election at the 2010 annual meeting scheduled for May 20.

“Our actions demonstrate that we are open and responsive to shareholder input, and we welcome a constructive dialogue with Mr. Icahn,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “Genzyme is regaining its momentum and will return to delivering sustainable growth this year. We have made significant changes to strengthen the company by investing in existing businesses, bringing in new senior leadership and improving corporate governance. We are completely focused on generating short- and long-term value for shareholders.”

Over the past several months, Genzyme has implemented a series of important changes, including the following:

  Added fresh perspective to its board of directors. In December, Robert J. Bertolini, the former executive vice president and chief financial officer at Schering Plough, was elected to the board, bringing exceptionally strong industry and financial expertise. Mr. Bertolini was subsequently appointed chair of the board’s Audit Committee.
  Agreed to appoint Ralph Whitworth, principal and co-founder of Relational Investors, to the company’s board in November 2010, upon Relational’s request. Relational, one of Genzyme’s largest shareholders, agreed to defer its request for board representation until November given Genzyme’s progress in overcoming manufacturing challenges, strengthening its operating structure, and enhancing its board composition.
  Strengthened the role of independent directors. In January, the board established a requirement that at least two-thirds of its members be independent, and Robert Carpenter was named Lead Independent Director. Eight of the nine members of Genzyme’s board are independent directors.
  Adopted new incentive compensation plans for senior executives designed to encourage growth, return on investment and shareholder value creation by aligning compensation with a broader set of corporate financial performance metrics.
  Continued to transform its manufacturing and quality operations with the hiring of two senior leaders. Scott Canute, the former manufacturing head at Eli Lilly & Company and a respected leader in the field with more than 25 years of experience, will join Genzyme March 1 as President of Global Manufacturing and Corporate Operations. Ron Branning, who has more than 30 years of experience in biopharmaceutical manufacturing quality and regulatory compliance, including with Gilead and Genentech, recently joined Genzyme as Senior Vice President of Global Product Quality.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Important Information

Genzyme, its directors, and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Genzyme's shareholders in connection with the company's 2010 annual meeting of shareholders. Information about the directors and executive officers of Genzyme can be found at the Company's website at www.genzyme.com in the section "About Genzyme." Information regarding the ownership by these individuals of Genzyme stock, restricted stock, and stock options is included in their filings with the SEC on Forms 3, 4 and 5, which can be found at the Company's website (www.genzyme.com) in the section "Investors." Additional information regarding the participants in the solicitation of Genzyme's shareholders will be included in the company's annual report on Form 10-K for the year ended December 31, 2009 and in the company's proxy statement in connection with the 2010 annual meeting of shareholders when those documents are filed with the SEC.

Genzyme files annual, quarterly and special reports with the SEC. The proxy statements and other reports, when available, can be obtained free of charge at the SEC's web site at www.sec.gov or from Genzyme at www.genzyme.com. Genzyme shareholders are advised to read carefully the proxy statement relating to the company's 2010 annual meeting of shareholders and any other relevant documents filed by the company with the SEC when they become available before making any voting or investment decision, because they will contain important information. A copy of the company's proxy statement will also be available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, (212) 750-5833.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

CONTACT:
Genzyme Corporation
Media:
Bo Piela, 617-768-6579
or
Investors:
Patrick Flanigan, 617-768-6563